Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces First Quarter Results of Operations.
Naperville, IL, May 7, 2010.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced results for the first quarter of 2010 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three Months Ended March 31

	2010	2009

Net sales	$6,761,393	$4,759,290
Income (loss) before income taxes	48,869	(953,861)
Net income (loss)	33,869	(623,861)
Net income (loss) per share	.04	(.65)
Average shares outstanding	966,132	966,132

(All figures subject to year-end audit)

Contact:
Kimberly A. Kirhofer
Chicago Rivet & Machine Co.
(630) 357-8500